Exhibit 15.2

July 17, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by National Grid plc included under Item 16F of this Form 20-F/A, which we understand will be filed with the Securities and Exchange Commission on July 17, 2017. We agree with the statements concerning our Firm in this Form 20-F/A.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom